Exhibit 3.34

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:32 PM 10/13/2015
FILED 03:32 PM 10/13/2015
SR 20150488683 - File Number 5849494

CERTIFICATE OF FORMATION

OF

CIFC HOLDINGS III MEMBER LLC

Dated as of October 13, 2015

This Certificate of Formation of CIFC Holdings III Member LLC is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq. (the “Act”).

1.         Name. The name of the limited liability company formed hereby is CIFC Holdings III Member LLC (the “Company”),

2.         Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

3.         Registered Agent. The name and address of the registered agent of the Company is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CIFC Holdings III Member LLC as of the date first above written.

Name: William Golden
Title: Authorized Person